Revised Global Custody Fee Schedule

Between Brown Brothers Harriman & Co.
and
Hotchkis and Wiley Funds
Effective November 1, 2007

Global Custody - payable monthly on value of assets per portfolio:

Domestic:
	Asset Charge	Transaction Charge
United States	.225 First $10 Billion	$ 4
.20 Next $10 Billion
.175 Over $20 Billion

Other Transactions:
	Wires and Transfers	$ 4 (automated)
		$10 (non-automated)
	Third Party Derivatives	$35
	OTC Derivatives	$50
	Non-Automated Trade Instructions	$15
	On-Line Transaction Repair[2]	$15
	Segregated Collateral Account Maintenance Fee	$100 per account per month

BBH&Co. Out-of-Pocket Expenses

There will be no BBH&Co. out-of-pocket expenses passed on to the fund unless agreed upon in advance.

Any countries not shown on the current fee schedule will be negotiated at the time of investment.

Brown Brothers Harriman, Co. /s/ James R. Kent James R. Kent Managing Director	Hotchkis and Wiley Funds /s/ Anna Marie Lopez Anna Marie Lopez President

1 A non-automated instruction charge will be assessed on a per instruction basis for all instructions which are not provided to BBH in properly formatted SWIFT or ISITC form.

2 An on-line transaction repair charge will be assessed on a per instruction basis for all instructions which require manual intervention to process.